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April 21, 2004

Securities and Exchange Commission
Mail Stop 11-3
450 5th Street, N.W.
Washington, DC 20549


Dear Sirs/Madams:

We have read Item 4 of Gaylord Entertainment Company's Form 8-K on behalf of the ResortQuest Savings & Retirement Plan dated April 21, 2004, and have the following comments:

1. We agree with the statements made in the first sentence of the first paragraph and with the statements made in the second, third and fourth paragraphs.

2. We have no basis on which to agree or disagree with the statements made in the second, third, fourth and fifth sentences of the first paragraph or with the statement made in the fifth paragraph.


Yours truly,


/s/ Deloitte & Touche LLP